Proxy Statement



 "The SCORE Group has filed a Preliminary Proxy Statement for review with the SEC. Once the SCORE Group's definitive Proxy
Statement is formally on file with the SEC, this page will be activated."

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THIS PROXY STATEMENT CONTAINS INFORMATION FOR CONSIDERATION BY THE
ADAIR INTERNATIONAL OIL AND GAS, INC. ("AIGI") SHAREHOLDERS. AS A
SECURITY HOLDER, PLEASE READ THE PROXY STATEMENT BEFORE TAKING ANY ACTION WITH RESPECT TO THE PROPOSALS PRESENTED HEREIN.
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SCORE
"Shareholders Committed TO Restoring Equity"

Toll Free in the USA 800-484-2918 (Security Code # 9466)
In Houston 713-965-0413
Email SCORE@TruthAboutAIGI.com
Website http://www.TruthAboutAIGI.com
Address SCORE Group, Inc.
P.O. Box 131534
Houston, TX 77219-1534

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